EXHIBIT 99.1

Monarch Community Bancorp, Inc. Announces Bank Merger and Loan Impairment

COLDWATER, MICHIGAN, June 8, 2004— Monarch Community Bancorp, Inc., (Nasdaq Small Cap:MCBF), the holding company for Monarch Community Bank, Coldwater, Michigan and Marshall Savings Bank, Marshall, Michigan today announced it has completed the merger of Marshall Savings Bank with and into Monarch Community Bank. The merger creates one bank with assets totaling approximately $300 million and banking operations consisting of eight offices and one drive thru facility in Branch, Hillsdale and Calhoun counties in Michigan.

The Company also announced today that the Bank has commenced foreclosure on a loan relationship totaling $1.6 million secured by a commercial building in southwest Michigan. The Bank does not expect to take possession of the property for at least 1 year. The current liquidation value of the property is estimated to be approximately $400,000 which will result in the Bank taking an impairment charge on the loans of $1.2 million during the 2nd quarter of 2004. During 2003 the Bank increased its allowance for loan losses by approximately $800,000 due to problems with this loan relationship. Management expects to increase the Bank’s provision for loan losses by approximately $400,000 during the 2nd quarter of 2004 due to the impairment charge.